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Exhibit 4.9

THE DIAGEO PLC ASSOCIATED COMPANIES
SHARE OPTION PLAN

Amended by the Remuneration Committee: 26 August 2008

1.     DEFINITIONS AND INTERPRETATION

1.1
In this Plan, unless the context otherwise requires:

  "American Depositary Share" means an authorised depositary security representing for the time being four ordinary shares in the Company and being evidenced by an authorised depositary receipt issued by the Bank and quoted on the New York Stock Exchange;

  "Associated Company" means any company (wheresoever incorporated) in which the Company is directly or indirectly interested in at least 15% of the issued ordinary share capital;

  "the Bank" means The Bank of New York or such other bank as the Company may from time to time appoint to issue authorised depositary receipts;

  "the Board" means the board of directors of the Company or a committee appointed by them;

  "the Company" means Diageo plc (registered in England and Wales No. 23307);

  "the Grant Date" in relation to an option means the date on which the option was granted;

  "Group Member" means:

  1.1.1
  an Associated Company, the Company, any Subsidiary or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company's holding company or a subsidiary of the Company's holding company; or

  1.1.2
  a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph 1.1.1 above and has been designated by the Board for this purpose;

  "the London Stock Exchange" means London Stock Exchange plc;

  "the New York Stock Exchange" means The New York Stock Exchange, Inc.;

  "Participant" means a person who holds an option granted under this Plan;

  "the Plan" means the Diageo plc Associated Companies Executive Share Option Plan as herein set out but subject to any alterations or additions made from time to time pursuant to the Plan;

  "Subsidiary" means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has control (within the meaning of section 840 of the Taxes Act 1988);

  "the Taxes Act 1988" means the Income and Corporation Taxes Act 1988;

  "US Participant" means a Participant who is resident in the United States of America on the Grant Date.

1.2
Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.     ELIGIBILITY

2.1
Subject to sub-rule 2.2 below, a person is eligible to be granted an option under the Plan if (and only if) he is a director or employee of an Associated Company (excluding any person who is a director or the company secretary of the Company) who is required to devote the whole or substantially the whole of his working time to the service of any Associated Company.

2.2
A person is not eligible to be granted an option under this Plan at any time within the eighteen months immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment, unless that person is employed in a jurisdiction where this sub-rule would be unlawful.

3.     GRANT OF OPTIONS

3.1
Subject to Rule 4 below, the Board may grant an option to subscribe for shares in the Company, which may be American Depositary Shares or ordinary shares in the Company as the Board may determine, upon the terms set out in this Plan and upon such other objective terms as the Board may specify, to any person who is eligible to be granted an option in accordance with Rule 2 above.

3.2
Where an option is granted pursuant to Clause 3.1 above to a US Participant, such option shall be to subscribe for American Depositary Shares, and not ordinary shares.

3.3
The price at which shares or American Depositary Shares may be acquired by the exercise of an option shall be determined by the Board before the grant thereof, but shall not be less than:

3.3.1
unless paragraph 3.3.2 applies, if shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, the average of the middle-market quotation of shares of that class (as derived from that List) for the three dealing days immediately preceding the Grant Date;

3.3.2
if the option is granted over American Depositary Shares, the average of the closing prices of the American Depositary Shares on the New York Stock Exchange for the three New York Stock Exchange trading days immediately preceding the Grant Date.

3.4
An option may only be granted:

3.4.1
within the period of 6 weeks beginning with -

(a)
the date on which this Plan is approved and adopted by the Company; or

(b)
the dealing day next following the date on which the Company announces its results for any period; or

3.4.2
at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify its grant; and

3.4.3
within the period of 10 years beginning with the date on which this Plan is adopted by the Company

  PROVIDED that no option may be granted under this Plan during the "close period" as defined in the Model Code in the London Stock Exchange's "The Listing Rules".

3.5
Before granting an option under the Plan the Board shall ensure that it has authority under sections 80 and 89 of the Companies Act 1985 to grant the proposed options.

3.6
An option granted under this Plan to any person:

3.6.1
shall not, except as provided in sub-rule 5.3 below, be capable of being transferred by him; and

3.6.2
shall lapse forthwith if he is adjudged bankrupt.

3.7
The grant of any option under this Plan shall be subject to obtaining any approval or consent required under the provisions of the document "The Listing Rules" published by the London Stock Exchange, of the City Code on Take-overs and Mergers, or of the listing rules of the New York Stock Exchange, or of any regulation or enactment.

4.     LIMITS

4.1
No options shall be granted under the Plan which would at the time they are granted, cause the number of shares which shall have been or may be issued in pursuance of options so granted to exceed such number as the Board may determine from time to time; and for this purpose American Depositary Shares shall be deemed to be the number of ordinary shares represented thereby.

4.2
The Board may from time to time determine a maximum aggregate amount payable on exercise of options granted under this Plan to any person during any period of twelve months, such amount to be determined taking account of market practice.

4.3
Any option granted under this Plan shall be limited and take effect so that the above limits are complied with.

5.     EXERCISE OF OPTIONS

5.1
The exercise of any option granted under this Plan shall be effected in the form and manner prescribed by the Board.

5.2
Subject to sub-rules 5.3 and 5.4 below and to sub-rules 7.1 and 7.3 below, an option may not be exercised before the third anniversary of the Grant Date.

5.3
If any Participant dies, any option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death provided that his death occurs at a time when either he is a director or employee of a Group Member or he is entitled to exercise the option by virtue of sub-rule 5.4 below.

5.4
If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under this Plan:

5.4.1
if he so ceases within 6 months after the Grant Date by reason of injury disability or redundancy (within the meaning of the Employment Rights Act 1996), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may not be exercised at all and shall immediately lapse, but if he so ceases more than 6 months after the Grant Date for the reasons set out above, the option may (and subject to sub-rule 5.3 above must, if at all) be exercised within 6 months of his so ceasing;

5.4.2
if he so ceases within 6 months after the Grant Date by reason of retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment or by reason of early retirement with the consent of the Company, the option may not be exercised at all and shall immediately lapse, but if he so ceases more than 6 months after the Grant Date for the reasons set out above, the option may (and subject to sub-rule 5.3 above must, if at all) be exercised within 6 months of his so ceasing;

5.4.3
if he so ceases for any other reason, the option may not be exercised at all unless the Board shall so permit, in which event it may (and subject to sub-rule 5.3 above must, if at all) be exercised to the extent permitted by the Board within 6 months of his so ceasing.

5.5
A Participant shall not be treated for the purposes of sub-rule 5.4 above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment

  Rights Act 1996 before exercising her option shall be treated for those purposes as not having ceased to be a director or employee.

5.6
Subject to sub-rule 5.3 above, but notwithstanding any other provision of this Plan, an option may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Grant Date.

5.7
Within 30 days after an option has been exercised by any person, the Board shall issue to him (or a nominee for him) the number of shares in respect of which the option has been exercised, provided that:

5.7.1
the Board considers that the issue of the relevant shares would be lawful in all relevant jurisdictions; and

5.7.2
in a case where a Group Member is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the "Tax Liability"), that person has either:

(a)
made a payment to the Group Member of an amount equal to the Tax Liability; or

(b)
entered into arrangements acceptable to that or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member of the relevant amount out of the proceeds of sale or otherwise).

6.     CASH EQUIVALENT

6.1
Where an option granted under this Plan has been exercised by any person in respect of any number of shares, and those shares have not yet been transferred to him in accordance with sub-rule 5.7 above, the Board may determine that, in substitution for his right to acquire such number of those shares as the Board may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares or, in the case of a US Participant, if he elects to defer receipt of the sum pursuant to his employer's deferred compensation plan or in accordance with rules established by the Board, an amount equal to such sum shall be credited to his account under his employer's deferred compensation plan.

6.2
For the purposes of this Rule, the cash equivalent of any shares is the amount by which the Board's opinion of the market value of those shares on the day last preceding the date on which the option was exercised (or, if at the relevant time shares of the same class as those shares were listed in The Stock Exchange Daily Official List, the middle-market quotation of shares of that class, as derived from that List, on the dealing day last preceding that date or, in the case of American Depositary Shares, the closing price of such shares on the New York Stock Exchange on the dealing day last preceding that date) exceeds the price at which those shares may be acquired by the exercise of the option.

6.3
Subject to sub-rule 6.4 below, as soon as reasonably practicable after a determination has been made under sub-rule 6.1 above that a person shall be paid a sum in substitution for his right to acquire any number of shares:

6.3.1
the Company shall pay to him or procure the payment to him of that sum in cash; and

6.3.2
if he has already paid the Company for those shares, the Company shall return to him the amount so paid by him.

6.4
If the Board in its discretion so decides:

6.4.1
the whole or part of the sum payable under sub-rule 6.3.1 above shall, instead of being paid to the person in question in cash, be applied on his behalf in subscribing for or purchasing shares in the Company at a price equal to the market value (or, as the case may be, the middle-market quotation) by reference to which the cash equivalent is calculated, and

6.4.2
the Company shall either issue or procure the transfer to him (or his nominee) of the shares so acquired.

6.5
There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable

7.     TAKEOVER, RECONSTRUCTION AND WINDING-UP

7.1
If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 14 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 5.3, 5.4 and 5.6 above, any option may be exercised within one month (or such longer period as the Board may permit) of such notification.

7.2
For the purposes of sub-rule 7.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

7.3
If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and, subject to sub-rules 5.3, 5.4 and 5.6 above, any option may be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Plan) lapse on the expiration of that period.

7.4
If any company ("the acquiring company"):

7.4.1
obtains control of the Company as a result of making -

(a)
a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(b)
a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Plan, or

7.4.2
obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

7.4.3
becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

    any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9 to the Taxes Act 1988), by agreement with the acquiring company, release any option granted under this Plan which has not lapsed ("the old option") in consideration of the grant to him of an option ("the new option") which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company.

7.5
The new option shall not be regarded for the purposes of sub-rule 7.4 above as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 to the Taxes Act 1988 are satisfied, but so that the provisions of this Plan shall for this purpose be construed as if:

7.5.1
the new option were an option granted under this Plan at the same time as the old option;

7.5.2
except for the purposes of the definitions of "Group Member", "Participating Company" and "Subsidiary" in sub-rule 1.1 above and the reference to "the Board" in sub-rule 5.6 above, the expression "the Company" were defined as "a company whose shares may be acquired by the exercise of options granted under this Plan"; and

7.5.3
sub-rule 9.2 below were omitted.

7.6
For options granted on or after 26 August 2008, in the event that:

7.6.1
an offer (as referred to in Rule 7.1) is made or a compromise or arrangement (as referred to in Rule 7.3) is proposed which is expected to result in the Company becoming controlled by a new company (the "New Company");

7.6.2
at least 75% of the shares in the New Company are expected to be held by substantially the same persons who immediately before the offer or proposal was made were shareholders in the Company; and

7.6.3
the Board and the New Company agree that this Rule should apply then an option granted under the Plan shall not become exercisable under Rule 7.1 or Rule 7.3 but shall be automatically released in consideration for the grant of a new option under Rule 7.4.

8.     VARIATION OF CAPITAL

8.1
Subject to sub-rule 8.3 below, in the event of any variation of the share capital of the Company (including a change in the number of ordinary shares underlying an American Depositary Share) or in the event the Company makes a demerger by way of exempt distribution under section 213 of the Taxes Act 1988 or pays a special dividend or repurchases its share capital, the Board may make such adjustments as it considers appropriate under sub-rule 8.2 below.

8.2
An adjustment made under this sub-rule shall be to one or more of the following:

8.2.1
the number of shares in respect of which any option may be exercised;

8.2.2
the number of American Depositary Shares in respect of which any option may be exercised;

8.2.3
the price at which shares may be acquired by the exercise of any option;

8.2.4
where any such option has been exercised but no shares have been issued pursuant to such exercise, the number of shares which may be so transferred and the price at which they may be purchased.

8.3
An adjustment under sub-rule 8.2 above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the shares may be subscribed for and to apply that sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply the same in paying up that amount.

9.     ALTERATIONS

9.1
Subject to sub-rule 9.2 below, the Board may at any time alter this Plan, or the terms of any option granted under it.

9.2
No alteration to the disadvantage of any Participant shall be made under sub-rule 9.1 above unless:

9.2.1
the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration, and

9.2.2
the alteration is approved by a majority of those Participants who have given such an indication.

9.3
No alteration which solely relates to a special term subject to which an option has been granted shall be made under sub-rule 9.1 above unless:

9.3.1
there shall have occurred an event which shall have caused the Board reasonably to consider that the special term would not, without the alteration, achieve its original purpose, and

9.3.2
the Board shall act fairly and reasonably in making the alteration.

9.4
For the purposes of this Rule a special term means a term specified by the Board as mentioned in sub-rule 3.1 above.

10.   MISCELLANEOUS

10.1
The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in this Plan or any right which he may have to participate in it and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under this Plan as a result of such termination.

10.2
In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the Board shall be final and binding upon all persons.

10.3
Where an option is granted under the Plan to a person who is not chargeable to tax under Case I of Schedule E in respect of the office or employment by virtue of which it is granted to him, the provisions of the Plan shall apply thereto subject to such alterations as the Board shall before the grant thereof have determined having regard to any securities, exchange control or taxation laws or regulations or similar factors which may have application to him or to any Participating Company in relation to the option.

10.4
Any notice or other communication under or in connection with this Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office marked for the attention of the Company Secretary, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

CLIFFORD CHANCE LLP
10 Upper Bank Street
London E14 5JJ

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  Exhibit 4.9
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